Exhibit 99.1

Eureka Acquisition Corp Announces

Revised Contribution to Trust Account and Terms and Conditions

in Connection with Proposed Charter Amendment

New York, June 25, 2025 (GLOBE NEWSWIRE) -- Eureka Acquisition Corp (the “Company”) (Nasdaq: EURK), a blank check company, today announced that in connection with its previously announced extraordinary general meeting in lieu of an annual general meeting of shareholders to be held on June 30, 2025, at 9:00 a.m., Eastern Time (the “Extraordinary General Meeting”), the Company has revised the contribution to its trust account and the terms and conditions in connection with the proposal to amend the Company’s current Charter (the “Charter Amendment Proposal”).

The Charter Amendment Proposal provides that the Company has until July 3, 2025 to complete a business combination, and may elect to extend the period to consummate a business combination up to 12 times, each by an additional one-month extension (the “Monthly Extension”), for a total of up to 12 months to July 3, 2026.

In connection with the Charter Amendment Proposal, the revised terms and conditions (the “Revised Terms”), among the others, include:

●	If the Charter Amendment Proposal is approved, for each Monthly Extension, the amount of $150,000 shall be deposited into the trust account of the Company (the “Revised Monthly Extension Fee”) (as compared to the originally proposed amount as the lesser of (i) $60,000 for all remaining public shares and (ii) $0.03 for each remaining public share);

●	The Company will file the Current Report on Form 8-K to disclose the deposit of each Revised Monthly Extension Fee timely;

●	In the event that the Revised Monthly Extension Fee is not being deposited into the trust account by the 3rd day of each month since July 3, 2025, the Company has a period of thirty (30) days (the “Cure Period”) to pay any applicable past due payment for the Revised Monthly Extension Fee. If the Company fails to make any applicable past due payment during the Cure Period, then the Company shall immediately cease all operations, except for the purpose of winding up, and liquidate and dissolve with the same effect as if the Company failed to complete a business combination within the prescribed timeline; and

●	The Company will not withdraw any amount out of the interest from the trust account to pay its dissolution expenses.

The record date for determining the Company shareholders entitled to receive notice of and to vote at the Extraordinary General Meeting remains the close of business on May 23, 2025 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not to take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

There is no change to the location, the Record Date, or any of the other proposals to be acted upon at the Extraordinary General Meeting, except as otherwise provided herein.

Shareholders who wish to withdraw their previously submitted redemption request may do so prior to the Extraordinary General Meeting by requesting that the Company’s transfer agent return such shares by 5:00 p.m. Eastern Time on June 26, 2025.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

E-mail: spacredemptions@continentalstock.com

The Company’s shareholders who have questions regarding the Revised Terms, the Extraordinary General Meeting or would like to request documents may contact the Company’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565, or banks and brokers can call (206) 870-8565, or by email at ksmith@advantageproxy.com.

About Eureka Acquisition Corp

Eureka Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the date of the Extraordinary General Meeting and the redemption request deadline. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

On June 3, 2025, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Extraordinary General Meeting. The Company will amend and supplement the definitive proxy statement to provide information about the Revised Terms and the Extraordinary General Meeting. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or by contacting the Company’s proxy solicitor.

Participants in the Solicitation

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Extraordinary General Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement. You may obtain free copies of these documents using the sources indicated above.

Contact Information:

Fen Zhang

Chairman and Chief Executive Officer

Email: eric.zhang@hercules.global

Tel: +86 135 0189 0555